UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 4, 2007 (September 4, 2007)

UAP Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51035	11-3708834
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

7251 W. 4th Street
Greeley, Colorado 80634
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (970) 356-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

UAP Holding Corp.’s wholly owned subsidiary, United Agri Products, Inc. (“United Agri Products”) will be making a presentation to prospective lenders on September 7, 2007 for the purpose of amending its existing credit facility.  Certain information disclosed in the presentation relating to the proposed terms of the amended credit facility has not previously been publicly reported.  The following information is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended.

Commitment for Amended Credit Facilities

General

United Agri Products intends to amend its existing credit facility to increase its senior secured term loan facility by $150 million (such increase, the “Term Loan Add-on”), the proceeds of which will be used to pay fees and expenses and refinance outstanding balances under United Agri Products’ revolving credit facility which will provide additional liquidity to fund future acquisition and capital expansion opportunities as they arise. The existing credit facility as amended to include the Term Loan Add-on is referred to herein as the “Amended Credit Facilities”. On August 23, 2007, United Agri Products, entered into a commitment letter (the “Commitment Letter”) with a financial institution (the “Lead Arranger”), whereby the Lead Arranger agreed to provide and syndicate the Term Loan Add-on, the terms of which are described in more detail below. Notwithstanding the Commitment Letter, United Agri Products makes no assurance that the Amended Credit Facilities will be consummated on the terms described below or at all.

Description of Term Loan Add-on

The Term Loan Add-on described in the Commitment Letter has the same maturity as the existing term loan under the existing credit facility.  The Lead Arranger’s commitment under the Commitment Letter terminates on the earlier of the date the definitive loan documents related to the Amended Credit Facilities become effective or October 31, 2007.

The Lead Arranger’s financing commitment under the Commitment Letter is subject to the following, among other, conditions: (a) the preparation, execution and delivery of definitive loan documents incorporating substantially the terms of the Commitment Letter and (b) the absence of any material adverse effect on UAP Holdings and its subsidiaries.

We expect that the Term Loan Add-on will provide for quarterly amortization payments totaling 1% per annum, with the balance payable upon the final maturity date.

Interest And Applicable Margins

The Commitment Letter provides that the interest rates with respect to the Amended Credit Facilities are based on, at United Agri Products’ option, (a) LIBOR plus the applicable margin (as defined below) and (b) the base rate, which will be the higher of (i) the rate publicly quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” and (ii) the Federal Funds rate plus 0.50%, plus the applicable margin.

The applicable margin for the Term Loan Add-on (as well as the existing term loan under the existing credit facility) will be determined based on market conditions in consultation with the Lead Arranger.

The Amended Credit Facilities will require the payment of the following fees:

•              certain administrative fees specified in a fee letter entered into with the Lead Arranger or as otherwise agreed from time to time;

•              an unused line fee in an amount equal to an applicable unused line fee margin of 0.25% multiplied by the

2

difference between the average daily amount by which the aggregate revolving loan commitments exceed the outstanding revolving loans during the preceding month;

•              a letter of credit fee equal to the average daily undrawn face amount of all letter of credit obligations outstanding during the preceding month multiplied by a per annum rate of 1.25%; and

•              customary administrative and other fees and charges.

We expect that the Term Loan Add-on  will be guaranteed by UAP Holding Corp. and its domestic subsidiaries, and will be secured by the same collateral with the same priority as the existing term loan under the existing credit facility. The Term Facility will be secured by a first-priority lien (subject to certain exclusions and exceptions) on all assets of UAP Holdings and its domestic subsidiaries and all proceeds thereof other than all accounts, inventory, general intangibles related to accounts and inventory, cash, cash equivalents and all proceeds of the foregoing (the “Current Asset Collateral”), and a second-priority lien in the Current Asset Collateral.

We expect that the Amended Credit Facilities will contain substantially the same financial, affirmative and negative covenants and events of default as the existing credit facility, except we expect the term loan facility (including the Term Loan Add-on) to be subject to an additional total leverage covenant, which will test UAP Holdings and its subsidiaries’ total leverage on a quarterly basis.

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAP HOLDING CORP.
(Registrant)
Date: September 4, 2007
By:	/s/ David W. Bullock
David W. Bullock
Executive Vice President and Chief Financial Officer